Exhibit 10-47
-------------

January 13, 2000

Jonathan Mirsky
528 Churchill Road
Teaneck, NJ 07666

Via Fax:  718-884-7883

Dear Mr. Mirsky:

This letter agreement ("Letter Agreement") is intended to set forth the terms upon which Infinity Ventures, net, a New York Corporation or his assigns ("Investor") will purchase restricted shares of the common stock ("Common Stock") of Carnegie International Corporation, Inc., a Colorado corporation (`the Company") as follows:

         1. Sale of Restricted Shares: The Company will sell, transfer and convey to the Investor Two Million (2,000,000) shares ("Shares") of the Common Stock of the Company, which Shares shall be newly issued shares of Common Stock subject to the provisions of Rule 144 of the Securities Act of 1933, in consideration of a purchase price of Thirty-Five cents ($0.35) per share, or an aggregate purchase price of Seven Hundred Thousand Dollars ($700,000.00) (the "Purchase Price").

         2. Payment of Purchase Price: The Investor shall pay to the Company, the Purchase Price in the following manner:

                  (a) At Closing (as that term is hereinafter defined), the Investor shall pay to the Company the sum of Two Hundred Fifty Thousand Dollars ($250,000.00); and

                  (b) At Closing, The Investor shall execute and deliver to the Company a promissory note which provides for the payment by the Investor to the Company of three (3) installments of One Hundred fifty Thousand Dollars ($150,000.00) each, which installments shall be due and payable on the dates which occur sixty (60), one hundred twenty (120) and one hundred eighty (180) days, respectively, following Closing.

         3. Registration Rights. The Company shall use its best efforts to effect a registration of the Shares, by filing a long form registration statement or, if eligible, a short form registration statement with the Securities and Exchange Commission, within one hundred twenty (120) days following the date hereof. In the event that registration has not occurred within one hundred twenty days from the date hereof the Company will provide shares equivalent to a 1% increase in the common shares purchased for each week a registration statement is deemed not declared effective.

         4. If the Common Stock of the Company is not trading on a nationally recognized exchange or on the over-the-counter market, then the Investor shall have the option to acquire, at the election of the Investor all of the issued and outstanding capital stock or all of the assets of RomNet, Inc. for the additional consideration of Two Hundred Fifty Thousand Dollars ($250,000.00) less the liabilities of Romnet through the closing date. The option set forth herein may be exercised by the Investor commencing on the date which occurs nine
(9) months from Closing and ending on the date which occurs one (1) year from Closing and must be exercised in a writing from the Investor to the Company. The Company agrees to a non compete of two years in the event the option to purchaser is exercised. Romnet will grant a security interest in all of its assets and the Company will grant a security interest in all of the outstanding shares of Romnet.

         5. Yield Protection. If the Investor has exercised reasonable care and sold shares in an orderly manner that has not adversely affected the market price that results in an aggregate amount received by him as proceeds that does not reflect the minimum gain of Two Million Dollars the Company will provide warrants as exercise price of $.001 per share to affect a cure or conversely pay the difference in the aggregate amount not earned. The Company will require, and the Investor will provide, the trading records to support the event if appropriate.

         6. Closing. The closing of the purchase and sale of the shares ("Closing") shall take place on or before January 26, 2000.

         7. Breach. In the event there shall be a breach of this Letter Agreement and either party shall institute an action against the other; the parties hereby agree that the prevailing party's reasonable attorney fees and expenses shall be paid by the non-prevailing party.

         8. Governing Law. This Letter Agreement will be construed, enforced, and interpreted in accordance with the Laws of the State of New York.

         9. Professional Fees. Each party to the transaction contemplated by this Letter Agreement shall be responsible for professional fees, including but not limited to, attorneys and accountant fees, which they incur.

         10. No Finders. It is understood that there are no brokers or finders acting on behalf of either the Company or the Investor in connection with the transactions contemplated by this Letter Agreement and no fees to any broker or finder shall be paid by either the Company or the Investor in connection herewith. The parties hereto indemnify the other against all claims for brokerage commissions in connection with the transactions contemplated hereby and to hold the other party harmless from any loss resulting from any claim or claims from brokerage commissions claimed through the other party.

         11. Confidentiality. The parties agree to use their best efforts to protect the confidentiality of the transactions contemplated hereby and their negotiations with respect thereto. The parties hereby agree not to disclose the transactions contemplated hereby and their negotiations with respect thereto to any third party, excepting their lawyers, accountants, and agents retained by them in connection with this transaction. The parties agree that the Investor may propose to others that they may participate in this investment through him. The Investor may provide the content of the transaction to potential interested parties for that express purpose. The Company will propose the filing of form 8K in a form that can be agreed by both parties. The Company agrees to promptly send copies of all filing and correspondence between the Company and the SEC to the Investor.

         12. Legal Effect. This Letter Agreement is a binding Letter Agreement and shall constitute an obligation and commitment of both parties to consummate the transaction set forth herein, and all of the parties hereto shall have a legal obligation with respect to such transactions. No consent by any third party is required for the Company to enter into this agreement.

         13. Counterparts Facsimile Signatures: This Letter Agreement may be executed in counterparts, each of which shall constitute an original but all of which were taken together shall constitute but one agreement, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered to each of the Company and the Investor. A facsimile signature of any party of this Letter Agreement shall be valid and effective and binding upon the signatory party. The Governing Law is the Laws of the State of New York.

         14. The Company agrees that the proceeds of agreement will be used by the Company to pay such corporate expenses it has determined as by the Board of Directors and for working capital.

         15. Romnet will be operated in the same manner it is currently with no extraordinary agreements undertaken without the consent of the Investor.

         16. Each party is responsible for its own legal fees in connection with this Agreement.

         17. The Company shall make every effort to be current in all filings. Sincerely,

/s/
E. David Gable
Chairman of the Board

The terms of the foregoing Letter Agreement are hereby accepted as of this ___day of January 2000
By:  Investor  --   /s/ Jonathan Mirsky